EXHIBIT 99.1

          CONTACT:  ROBERT S. VOLLAND
                    AIR & WATER TECHNOLOGIES
                    (908) 685-4600

          FOR IMMEDIATE RELEASE

             AIR & WATER TECHNOLOGIES TO SELL RESEARCH-COTTRELL
                 -- COMPANY TO CONSIDER NEW NAME IN 1998 --

          BRANCHBURG, NEW JERSEY, December 2, 1997, Air & Water Technologies Corporation (AMEX: AWT) today announced that it will divest Research-Cottrell, the subsidiary through which the company operates its air pollution control businesses. AWT is currently in negotiations with several interested parties and believes that most of these businesses will be sold within the next several months.

          "The sale of Research-Cottrell will allow our management to dedicate all of its effort to the higher growth water and wastewater businesses that it operates through Professional Services Group and Metcalf &
          Eddy," said Thierry Mallet, President and Chief
          Executive Officer.

          Following the disposition of Research-Cottrell, AWT will consider a change in its corporate name in 1998 to reflect the company's ongoing business.

          Research-Cottrell will be accounted for as a discontinued operation. Certain charges related to the sale of Research-Cottrell will result in a significant fourth-quarter loss. This will increase the company's net loss for the full fiscal year to an estimated loss in the range of $170 million. The company had previously reported a net loss of $81.3 million for the nine-month period ended July 31, 1997.

          Through its subsidiaries, Air & Water Technologies Corporation provides a comprehensive range of services and technologies for the operation, maintenance and management of water and wastewater systems; engineering, design and construction of water and wastewater facilities and the remediation of contaminated soil.